LOEB&LOEB LLP 345 Park Avenue New York, NY 10154	Main 212.407.4000 Fax 212.407.4990

June 12, 2014

Nemaura Medical Inc. Charnwood Building Holywell Park Ashby Road Loughborough, Leicestershire United Kingdom LE11 3AQ

Ladies and Gentlemen:

We have acted as counsel to Nemaura Medical Inc., a Nevada corporation (the “Company”), in connection with the Registration Statement on Form S-1 (File No. 333-194857) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), for the registration for resale by the selling stockholders listed therein of up to 20,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter.  We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized for issuance by the Company and are validly issued, fully paid and nonassessable.

Our opinion is limited to the applicable statutory provisions of the Nevada Private Corporations Chapter of the Nevada Revised Statutes, Nev. Rev. Stat. 78, including interpretations thereof in published decisions of the Nevada courts, and applicable provisions of the Nevada Constitution.  We express no opinion with respect to any other laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption “Legal Matters” in the prospectus constituting part of the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K promulgated under the Act.

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Nemaura Medical Inc. June 12, 2014 Page 2

Very truly yours,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP